Exhibit 4.29

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

Nonqualified Stock Option Contract

THIS NONQUALIFIED STOCK OPTION CONTRACT is entered into effective as of the 14 day of February, 2008, by and between INTER PARFUMS, INC., a Delaware corporation (the “Company”) and _____ (“Option Holder”).

W I T N E S S E T H:

1. The Company, in accordance with the resolutions adopted by the Executive Compensation and Stock Option Committee of the Board of Directors of the Company (the “Committee”) effective on the 14th day of February 2008, and the terms and subject to the conditions of the Company’s 2004 Stock Option Plan as amended by the Committee pursuant to the French Stock Option Subplan Addendum dated 14 February 2008 (the “Addendum”) (the 2004 Stock Option Plan and the Addendum are sometimes collectively referred to as the “2004 Plan”), hereby grants to the Option Holder as of the date set forth above, a nonqualified stock option to purchase an aggregate of ______ shares (the “Shares”) of the common stock, $.001 par value per share, of the Company (the “Common Stock”), at the exercise price of U.S.$16.945 per share.

2. Subject to earlier termination as provided in the 2004 Plan, the term of this option shall be for a period of six (6) years from the date hereof, until 13 February 2014; provided that, this option shall not vest or become exercisable to purchase shares of Common Stock until 14 February 2012, at which time 100% of this option shall vest and become exercisable to purchase shares of Common Stock.

3. (a) Subject to the provisions contained in Section 2 hereof, this option may be exercised, between 14 February 2012 and 13 February 2014, from time to time in whole or in part prior to the end of the term of the option (but not with respect to less than 50 Shares (unless less than 50 Shares remain to be purchased, then such amount remaining), or fractional Shares), by giving written notice to Inter Parfums SA (4 rond-point des Champs Elysées - 75008 Paris - France, att. Chief Financial Officer ) which will forward such notice to the Company at its principal office, presently 551 Fifth Avenue, New York, New York 10176, stating that the Option Holder is exercising this option, specifying the number of Shares purchased and accompanied by payment in full of the aggregate purchase price therefor (i) in cash or certified check or (ii) with previously acquired shares of Common Stock or a combination of the foregoing if permitted in the sole discretion of the Committee.

(b) The Option Holder understands that he will be subject to the French Tax laws and he shall have to pay to the French Tax Authorities and French Social Security Authorities any taxes incurred by reason of exercise of his options rights. In addition, upon the exercise of this option, the Company may withhold cash and/or Shares to be issued with respect thereto, having an aggregate fair market value equal to the amount which it determines is necessary to satisfy taxes incurred by reason of such exercise. Alternatively, the Company may require the holder to pay to the Company such amount, in cash, promptly upon demand. The Company shall not be required to issue any Shares pursuant to this option until all required payments have been made.

4. This option is not transferable otherwise than by will or the laws of descent and distribution and may be exercised, during the lifetime of the Option Holder, only by the Option Holder or his legal representatives.

5. Nothing in the 2004 Plan or herein shall confer upon the Option Holder any right to continue in the employ of, or be associated with, the Company, its Parent or any of its Subsidiaries, or interfere in any way with the right to employment or association of the Option Holder with the Company, its Parent or any of its Subsidiaries.

6. The Option Holder understands that the Shares have been registered for issuance to and resale by the Option Holder in Registration Statement No. 333-136988 under the United States Securities Act of 1933, as amended (the “Act”). Resale to the public by the Option Holder is to be made under Rule 144 under the Act in accordance with the procedure for resale of “affiliate shares” in the absence of a subsequent effective registration statement for the resale of the Shares. Notwithstanding registration under the Act, the Option Holder understands that in accordance with the provisions of the Company’s Code of Business Conduct, (i) the Option Holder must obtain permission from the Company’s Chief Financial Officer prior to any sale of the Shares; and (ii) the use of material non-public information in connection with the sale of the Company’s shares (“Insider Trading”) or the communication of such information to others who use it in trading the Company’s shares (“Tipping”) is strictly prohibited.

7. (a) The Option Holder understands that the Company maintains its internet website at www.interparfumsinc.com which is linked to the United States Securities and Exchange Commission (“SEC”) Edgar database. The Option Holder can obtain through the Company’s website, free of charge, its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange as soon as reasonably practicable after the Company has electronically filed with or furnished them to the SEC.

(b) In addition, the Company will cause to be delivered to the Option Holder, upon request to the Company directed to either the Chief Financial Officer or the Controller, without charge to the Option Holder, a copy of the documents incorporated by reference into the Registration Statement, other than exhibits (unless such exhibits are specifically incorporated by reference into the Registration Statement).

(c) The Option Holder understands that effectiveness of the French Stock Option Subplan Addendum dated 14 February 2008 is made subject to the approval of the shareholders of the Company at the next meeting of shareholders, which is scheduled for July or August 2008.

8. Notwithstanding anything to the contrary, if at any time the Chief Executive Officer, Board of Directors of the Company or the Committee shall determine it its discretion that the listing or qualification of the Shares on any securities exchange, with national securities association or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of an option, or the issue of Shares thereunder, or the sale of the Shares, then this option may not be exercised in whole or in part unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Chief Executive Officer, Board of Directors or the Committee.

9. (a) The Company and the Option Holder further agree that they will both be subject to and bound by all of the terms and conditions of the 2004 Plan, which is incorporated by reference herein and made a part hereof as if fully set forth herein.

(b) In the event the Option Holder's employment by, or association with, the Company, its Parent or any of its Subsidiaries terminates

(i) as a result of serious misconduct (which shall be determined in the sole and absolute discretion of the Committee), then this option shall immediately terminate; or

(ii) by reason of retirement, resignation, or dismissal for other than serious misconduct, then under Section 9.2 of the Addendum, the Committee shall have the authority, in its sole discretion, to determine whether and under what conditions options granted under the Addendum will terminate upon the Option Holder leaving the Company and to waive any such condition; or

(iii) in the event of the death or disability of the Option Holder, then the rights hereunder shall be governed by, and made subject to, the provisions of the 2004 Plan.

(c) In the event of a conflict between the terms of this Contract and the terms of the 2004 Plan, then in such event, the terms of 2004 Plan shall govern.

(d) Except as otherwise provided herein, all capitalized terms used herein shall have the same meaning ascribed to them in the 2004 Plan.

(e) The Option Holder agrees that the Company may amend the 2004 Plan and the options granted to the Option Holder under the 2004 Plan, subject to the limitations contained in the 2004 Plan.

10. This Contract shall be binding upon and inure to the benefit of any successor or assign of the Company and to any executor, administrator or legal representative entitled by law to the Option Holder's right hereunder.

11. This Contract shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have entered into this Contract effective as of the date first above written.

INTER PARFUMS, INC.

By:
Russell Greenberg, Executive Vice President

Schedule of French Executive Officers and Number of Shares Underlying Option

Last Name	Number of Shares

Philippe Santi	8,500
Frédéric Garcia-Pelayo	8,500
Hugues De La Chevasnerie	5,000
Axel Marot	3,150